Exhibit 21.1

D&E Communications, Inc.

Subsidiaries of the Company

as of December 31, 2003

The following is a listing of all subsidiaries of the Registrant, the state of incorporation of each, and the names under which subsidiaries do business.

Subsidiary	State of Incorporation	Doing Business Under Name of
Denver and Ephrata Telephone and Telegraph Company	Pennsylvania	D&E Telephone Company
D&E Networks, Inc.	Pennsylvania	D&E Networks, Inc.
D&E Wireless, Inc.	Pennsylvania	D&E Wireless, Inc.
D&E Investments, Inc.	Nevada	D&E Investments, Inc.
PCS Licenses, Inc.	Nevada	PCS Licenses, Inc.
D&E Systems, Inc.	Delaware	D&E Systems, Inc.
D&E Communications
D&E Long Distance
D&E Management Services, Inc.	Nevada	D&E Management Services, Inc.
Conestoga Enterprises, Inc.	Pennsylvania	Conestoga Enterprises, Inc.
Conestoga Telephone and Telegraph Company	Pennsylvania	Conestoga Telephone Company
Buffalo Valley Telephone Company	Pennsylvania	Buffalo Valley Telephone Company
Infocore, Inc.	Pennsylvania	Infocore, Inc.
Conestoga Wireless Company	Pennsylvania	Conestoga Wireless Company
Conestoga Mobile Systems, Inc.	Pennsylvania	Conestoga Mobile Systems, Inc.
CEI Networks, Inc.	Pennsylvania	CEI Networks, Inc.
TeleBeam, USA, Inc.	Delaware	TeleBeam, USA, Inc.
Conestoga Management Services, Inc.	Delaware	Conestoga Management Services, Inc.
Buffalo Valley Management Services, Inc.	Delaware	Buffalo Valley Management Services, Inc.

Subsidiary	State of Incorporation	Doing Business Under Name of
Affiliates
EuroTel, L.L.C.	Nebraska
PenneCom B.V.	Netherlands
Pilicka Telephone	Poland
PenTeleData Limited Partnership I	Pennsylvania